Item 77D Deutsche Central Cash Management
Government Fund (a series of Investors Cash
Trust) (the "Fund")

On May 1, 2016, the Fund began operation as a "government money market fund" as defined by the amendments to Rule 2a-7 under the Investment
Company Act of 1940, as amended. As a
government money market fund, the Fund continues to be able to seek to maintain a stable $1.00 net asset value. (Although the Fund will seek to maintain a $1.00 NAV, there is no guarantee that the Fund will be able to do so and if the NAV falls below $1.00, you would lose money.) In addition, as a government money market fund, the Fund will not be required to implement liquidity fees and redemption gates. As defined in amended Rule 2a-7, a government money market fund is a fund that invests at least 99.5% of the Fund's total assets in cash, government securities, and/or repurchase agreements that are collateralized fully by cash items and government securities.

As a result, the following changes were implemented on May 1, 2016:

(i)	A revised investment objective, as
follows:
"The fund seeks maximum current
income to the extent consistent with
stability of principal."
(ii)	 The adoption of a principal investment
strategy to invest at least 99.5% of the
Fund's total assets in cash, government
securities, and/or repurchase agreements
that are collateralized fully by cash
items and government securities.
(iii)	Change the Fund's name to Deutsche
Central Cash Management Government
Fund.
(iv)	The adoption of a principal investment
strategy to invest at least 80% of net
assets, plus the amount of any
borrowings for investment purposes, in
U. S. government securities and/or
repurchase agreements that are
collateralized by U.S. government
securities.
(v)	A revised fundamental investment
policy relating to concentration such that the Fund no longer reserves the freedom of action to concentrate in obligations issued by domestic banks and U.S.
branches of foreign banks provided such
branch is subject to the same regulations as a domestic bank.

For more information, please refer to the Fund's private offering memorandum.